EXHIBIT 21.1

SUBSIDIARIES OF WESTLAKE CHEMICAL PARTNERS LP

Name of Subsidiary	Jurisdiction

Westlake Chemical OpCo GP LLC	Delaware

Westlake Chemical OpCo LP	Delaware